Pricing Supplement (To Prospectus dated December 30, 2022, Prospectus Supplement dated December 30, 2022 and Product Supplement EQUITY-1 dated December 30, 2022) Dated March 6, 2024	Filed Pursuant to Rule 424(b)(2) Series A Registration Statement Nos. 333-268718 and 333-268718-01

BofA Finance LLC $9,648,950 Trigger Callable Yield Notes
Linked to the Least Performing of the Invesco S&P 500® Equal Weight ETF and the Invesco QQQ TrustSM, Series 1 Due June 11, 2025 Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description
The Trigger Callable Yield Notes linked to the Least Performing of the Invesco S&P 500® Equal Weight ETF and the Invesco QQQ TrustSM, Series 1 (each, an “Underlying”) due June 11, 2025 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance” or the “issuer”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. The Notes will pay a Coupon Payment, regardless of the performance of the Least Performing Underlying, on each monthly Coupon Payment Date. Beginning in June 2024, on any Call Date, the issuer may, in its sole discretion, call the Notes in whole, but not in part, and pay you the Stated Principal Amount plus the Coupon Payment otherwise due on such Call Date, and no further amounts will be owed to you. If the Notes have not previously been called, at maturity, the amount you receive will depend on the Final Value of the Least Performing Underlying on the Final Observation Date. If the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus the final Coupon Payment). However, if the Notes have not been called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, although you will receive the final Coupon Payment, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the closing price of the Least Performing Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment. The “Least Performing Underlying” is the Underlying with the lowest Underlying Return from the Trade Date to the Final Observation Date. Investing in the Notes involves significant risks. You may lose a substantial portion or all of your initial investment. The payment at maturity on the Notes will be based on the performance of the Least Performing Underlying. You will not benefit in any way from the performance of the other Underlying. You will therefore be adversely affected if either Underlying performs poorly, regardless of the performance of the other Underlying. You will not receive dividends or other distributions paid on any shares or units of the Underlyings or stocks included in the Underlyings or participate in any appreciation of either Underlying. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity or earlier call by the issuer. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features				Key Dates
❑    Coupon Payment — Regardless of the performance of the Underlying, we will pay you a Coupon Payment on each monthly Coupon Payment Date.
❑    Issuer Callable — Beginning in June 2024, on any Call Date, the issuer may, in its sole discretion, call the Notes in whole, but not in part, and pay you the Stated Principal Amount plus the Coupon Payment otherwise due on such Call Date.  If the Notes are not called, investors may have full downside market exposure to the Least Performing Underlying at maturity.
❑    Downside Exposure with Contingent Repayment of Principal at Maturity — If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus the final Coupon Payment). However, if the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, although you will receive the final Coupon Payment, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the Least Performing Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.
Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.
				Trade Date[1] Issue Date[1] Coupon Payment Dates[2] Call Dates[2] Final Observation Date[3] Maturity Date March 6, 2024 March 11, 2024 Monthly, beginning on April 10, 2024 Monthly, prior to the Maturity Date, beginning on June 10, 2024. June 6, 2025 June 11, 2025
1
See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
2
See page PS-6 for additional details.
3
See page PS-4 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-6 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Callable Yield Notes linked to the Least Performing of the Invesco S&P 500® Equal Weight ETF and the Invesco QQQ TrustSM, Series 1 due June 11, 2025. The payment at maturity on the Notes will be based on the performance of the Least Performing Underlying. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlyings	Coupon Rate	Initial Values	Downside Thresholds	CUSIP / ISIN
Invesco S&P 500® Equal Weight ETF (Ticker: RSP)	9.62% per annum	$164.41	$115.09, which is 70% of the Initial Value (rounded to two decimal places)	09710M806 / US09710M8064
Invesco QQQ TrustSM, Series 1 (Ticker: QQQ)		$438.79	$307.15, which is 70% of the Initial Value (rounded to two decimal places)
See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.
	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.00	$10.00
Total	$9,648,950.00	$0.00	$9,648,950.00
(1) The underwriting discount is $0.00 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, has agreed to purchase from BofA Finance, and BofA Finance has agreed to sell to BofAS, the aggregate principal amount of the Notes set forth above for $10.00 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes for $10.00 per Note. UBS proposes to offer the Notes to certain fee-based advisory accounts for which UBS is also an investment advisor at a price of $10.00 per Note. UBS will receive no underwriting discount for each Note that it sells in this offering. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
The initial estimated value of the Notes is less than the public offering price. The initial estimated value of the Notes as of the Trade Date is $9.955 per $10 in Stated Principal Amount. See “Summary” beginning on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-23 of this pricing supplement for additional information.  The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
UBS Financial Services Inc.	BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes
You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.
The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).
The above-referenced accompanying documents may be accessed at the following links:
♦
Product supplement EQUITY-1 dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
♦
Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦
You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.
♦
You understand and accept the risks associated with the Underlyings.
♦
You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying.
♦
You believe the Final Value of each Underlying will be greater than or equal to its Downside Threshold on the Final Observation Date, and, if the Final Value of either Underlying is below its Downside Threshold on the Final Observation Date, you can tolerate a loss of all or a substantial portion of your investment.
♦
You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of each Underlying.
♦
You understand that your return will be based on the performance of the Least Performing Underlying and you will not benefit from the performance of the other Underlying.
♦
You are willing to hold Notes that may be called early by the issuer in its sole discretion, regardless of the closing price of either Underlying, on any Call Date on or after the June 2024 Call Date, and you are otherwise willing to hold such Notes to maturity.
♦
You are willing to make an investment whose positive return is limited to the Coupon Payments, regardless of the potential appreciation of the Underlyings, which could be significant.
♦
You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
♦
You are willing to forgo dividends or any other distributions paid on shares or units of the Underlyings or the stocks included in the Underlyings.
♦
You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:
♦
You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.
♦
You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.
♦
You do not understand or are not willing to accept the risks associated with each of the Underlyings.
♦
You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying.
♦
You believe the Final Value of either Underlying will be less than its Downside Threshold on the Final Observation Date, exposing you to the full downside performance of the Least Performing Underlying.
♦
You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of each Underlying.
♦
You are unwilling to accept that your return will be based on the performance of the Least Performing Underlying, or you seek an investment based on the performance of a basket composed of the Underlyings.
♦
You are unwilling to hold Notes that may be called early by the issuer in its sole discretion, regardless of the closing price of either Underlying, on any Call Date on or after the June 2024 Call Date, or you are otherwise unable or unwilling to hold such Notes to maturity.
♦
You seek an investment that participates in the full appreciation of the Underlyings and whose positive return is not limited to the Coupon Payments.
♦
You seek an investment for which there will be an active secondary market.
♦
You prefer to receive the dividends and any other distributions paid on shares or units of the Underlyings or the stocks included in the Underlyings.
♦
You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
♦
You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlyings” herein for more information on the Underlyings. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

Summary
Issuer	BofA Finance
Guarantor	BAC
Public Offering Price	100% of the Stated Principal Amount
Stated Principal Amount	$10.00 per Note
Minimum Investment	$1,000 (100 Notes)
Term	Approximately 15 months, unless earlier called
Trade Date[1]	March 6, 2024
Issue Date[1]	March 11, 2024
Final Observation Date	June 6, 2025, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Maturity Date	June 11, 2025
Underlyings	Invesco S&P 500® Equal Weight ETF (Ticker: RSP) Invesco QQQ TrustSM, Series 1 (Ticker: QQQ)
Issuer Call Feature
Beginning in June 2024, the issuer may, in its sole discretion, call the Notes in whole, but not in part, on any Call Date upon not less than five (5) business days’ but not more than 60 calendar days’ notice prior to such Call Date.
If the Notes are called, on the applicable Call Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus the Coupon Payment otherwise due on such Call Date.
If the Notes are called, no further payments will be made on the Notes.

Coupon Payment Dates	See “Coupon Payment Dates” on page PS-6.
Coupon Payment/Coupon Rate
We will pay a Coupon Payment on each monthly Coupon Payment Date.
Each Coupon Payment will be in the amount of $0.08017 for each $10.00 Stated Principal Amount (based on the per annum Coupon Rate of 9.62%) and will be payable on the related Coupon Payment Date.

Call Dates	The monthly Coupon Payment Dates beginning on June 10, 2024 and ending on May 8, 2025, as indicated on page PS-6.
Payment At Maturity (per $10.00 Stated Principal Amount)
If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount.
If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:
$10.00 × (1 + Underlying Return of the Least Performing Underlying)
Accordingly, you may lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Least Performing Underlying declines, even if the

Final Value of the other Underlying is above its Downside Threshold. In each case described above you will also receive the final Coupon Payment.
Least Performing Underlying	The Underlying with the lowest Underlying Return as of the Final Observation Date.
Underlying Return	Final Value – Initial Value Initial Value
Downside Threshold	For any Underlying, 70% of its Initial Value, as specified on the cover page of this pricing supplement.
Initial Value	For any Underlying, its Closing Market Price on the Trade Date, as specified on the cover page of this pricing supplement.
Price Multiplier
For any Underlying, 1, subject to adjustment for certain events as described in “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-28 of the accompanying product supplement.

Final Value	For any Underlying, its Closing Market Price on the Final Observation Date, multiplied by its Price Multiplier.
Calculation Agent	BofAS, an affiliate of BofA Finance.
Selling Agents	BofAS and UBS.
Events of Default and Acceleration
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration. The final Coupon Payment will be prorated by the calculation agent to reflect the length of the final coupon payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

1 See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.

Investment Timeline

Trade Date	The Closing Market Price of each Underlying (its Initial Value) is observed, the Coupon Payment/Coupon Rate is set and the Downside Threshold for each Underlying is determined.

Monthly (callable by the issuer in its sole discretion beginning in June 2024)
We will pay a Coupon Payment on each Coupon Payment Date.
Beginning in June 2024, the issuer may, in its sole discretion, call the Notes in whole, but not in part, on any Call Date upon not less than five (5) business days’ but not more than 60 calendar days’ notice prior to such Call Date.
If the Notes are called, on the applicable Call Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus the Coupon Payment otherwise due on such Call Date.
If the Notes are called, no further payments will be made on the Notes.

Maturity Date (if not previously called)
If the Notes are not called prior to maturity, the Final Value of each Underlying will be observed on the Final Observation Date.
If the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount.
If the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, on the Maturity Date we will pay you a cash payment that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:
$10.00 × (1 + Underlying Return of the Least Performing Underlying)
In each case described above you will also receive the final Coupon Payment.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE PRICE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF THE OTHER UNDERLYING. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY OR EARLIER CALL BY THE ISSUER. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

Coupon Payment Dates
April 10, 2024
May 8, 2024
June 10, 2024 *
July 10, 2024 *
August 8, 2024 *
September 10, 2024 *
October 9, 2024 *
November 8, 2024 *
December 10, 2024 *
January 8, 2025 *
February 10, 2025 *
March 10, 2025 *
April 9, 2025 *
May 8, 2025 *
June 11, 2025
*These are the Call Dates.

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus identified on page PS-2 above.
Structure-related Risks
♦
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Final Value of either Underlying is less than its Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes.

♦
The limited downside protection provided by the Downside Threshold applies only at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to a call or maturity, you may have to sell them at a loss relative to your initial investment even if the price of each Underlying at that time is equal to or greater than its Downside Threshold. All payments on the Notes are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦
Your return on the Notes is limited to the return represented by the Coupon Payments over the term of the Notes.  Your return on the Notes is limited to the Coupon Payments paid over the term of the Notes, regardless of the extent to which the Closing Market Price of either Underlying exceeds its Initial Value. Similarly, the amount payable at maturity or upon a call will never exceed the sum of the Stated Principal Amount and the applicable Coupon Payment, regardless of the extent to which the Closing Market Price or Final Value, as applicable, of either Underlying exceeds its Initial Value. In contrast, a direct investment in the Underlyings or the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values.  Thus, any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

♦
The Notes are subject to a potential early call, which would limit your ability to receive the Coupon Payments over the full term of the Notes. Beginning in June 2024, on each Call Date, at our option, we may redeem your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Stated Principal Amount plus the Coupon Payment otherwise due on such Call Date. In this case, you will lose the opportunity to continue to receive Coupon Payments after the date of the early call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to redeem your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to redeem your Notes prior to maturity on any Call Date and we may or may not exercise this option for any reason. Because of this, the term of your Notes could be anywhere between three and fifteen months.

It is more likely that we will call the Notes in our sole discretion prior to maturity to the extent that the expected Coupon Payments payable on the Notes are greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in another investment that provides a similar yield with a similar level of risk. We are less likely to call the Notes prior to maturity when the expected Coupon Payments payable on the Notes are less than the coupon that would be payable on other comparable instruments issued by us. Therefore, the Notes are more likely to remain outstanding when the expected Coupon Payments payable on the Notes are less than what would be payable on other comparable instruments and when your risk of not receiving a coupon is relatively higher.
♦
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

♦
Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the Closing Market Price or Final Value of either Underlying as compared to its Downside Threshold or Initial Value, as applicable.  No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the Maturity Date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Notes may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.
♦
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

♦
Because the Notes are linked to the performance of the least performing between the RSP and the QQQ, you are exposed to greater risk of sustaining a significant loss on your investment than if the Notes were linked to just the RSP or just the QQQ. The risk that you will lose a significant portion or all of your investment in the Notes is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just the RSP or just the QQQ. With two Underlyings, it is more likely that either Underlying will close below its Downside Threshold on the Final Observation Date than if the Notes were linked to only one of the Underlyings, and therefore it is more likely that you will receive a Payment at Maturity that is significantly less than the Stated Principal Amount on the Maturity Date.

♦
Greater expected volatility generally indicates an increased risk of loss. A higher Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatilities of the Underlyings, which is generally associated with a greater risk of loss. Volatility is a measure of the degree of variation in the prices of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose a significant portion or all of the Stated Principal Amount at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning the Stated Principal Amount at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of the Stated Principal Amount at maturity.

Valuation and Market-related Risks
♦
The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Trade Date by reference to our and our affiliates' pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

♦
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

♦
The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately a three-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time.  The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that three-month period.  Accordingly, the estimated value of your Notes during this initial three-month period may be lower than the value shown on your customer account statements.  Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes.  However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

♦
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the prices of the Underlyings. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.
♦
Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or a call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or a call. These factors include the prices of the Underlyings and the securities included in the Underlyings; the volatility of the Underlyings and the securities included in the Underlyings; the correlation among the Underlyings; the dividend rate paid on the Underlyings or the securities included in the Underlyings, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

Conflict-related Risks
♦
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell shares or units of the Underlyings or the securities held by or included in the Underlyings, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlyings. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlyings. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may from time to time own shares or units of the Underlyings or securities represented by the Underlyings, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may affect the prices of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may have affected the prices of the Underlyings. Consequently, the prices of the Underlyings may change subsequent to the Trade Date, which may adversely affect the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.
♦
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
♦
The Notes are subject to the market risk of the Underlyings. The return on the Notes, which may be negative, is directly linked to the performance of the Underlyings and indirectly linked to the value of the securities included in the Underlyings. The price of the Underlyings can rise or fall sharply due to factors specific to the Underlyings and the securities included in the Underlyings and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

♦
The sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests. The sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.

♦
The Notes are subject to risks associated with foreign securities markets. The Nasdaq-100® Index, which is the QQQ’s underlying index, includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Nasdaq-100® Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility.  The performance of an Underlying and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of an Underlying may differ from its net asset value per share or unit; shares or units of the Underlying may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the Underlying and the liquidity of the Underlying may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the Underlying. As a result, under these circumstances, the market value of shares or units of the Underlying may vary substantially from the net asset value per share or unit of the Underlying.

♦
You are exposed to the market risk of both Underlyings. Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the RSP and the QQQ. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the RSP and the QQQ. Poor performance by either of the Underlyings over the term of the Notes may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. To receive the contingent repayment of principal at maturity, each Underlying must close at or above its Downside Threshold on the Final Observation Date. Therefore, if the Notes are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Notes. Accordingly, your investment is subject to the market risk of both Underlyings. Additionally, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Observation Date will increase when the movements in the prices of the Underlyings are uncorrelated. Thus, if the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Notes are linked, resulting in a greater potential for a significant loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Coupon Rate and Downside Thresholds, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Coupon Rate and lower Downside Threshold is generally associated with lower correlation of the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Correlation of the Underlyings” below.
For the foregoing reasons, the performance of an Underlying may not match the performance of its underlying index or the net asset value per share or unit of the Underlying over the same period. Because of this variance, the return on the Notes to the extent dependent on the performance of the Underlying may not be the same as an investment directly in the securities included in the underlying index  or the same as a debt security with a return linked to the performance of the underlying index.
♦
The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of an Underlying and other terms of the Notes to reflect certain actions by an Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect an Underlying and will have broad discretion to determine whether and to what extent an adjustment is required.

Tax-related Risks
♦
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as consisting of a put option and a deposit, as more fully described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical payment upon a call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):
♦	Stated Principal Amount: $10
♦	Term: Approximately 15 months, unless earlier called
♦	Hypothetical Initial Values:
o	Invesco S&P 500® Equal Weight ETF: 100.00
o	Invesco QQQ TrustSM, Series 1: 100.00
♦	Coupon Rate: 9.62% per annum (or 0.8017% per month)
♦	Monthly Coupon Payment: $0.08017 per month per Note
♦	Issuer Call: Beginning in June 2024, monthly, on any Call Date
♦	Hypothetical Downside Thresholds:
o	Invesco S&P 500® Equal Weight ETF: 70.00, which is 70% of its hypothetical Initial Value
o	Invesco QQQ TrustSM, Series 1: 70.00, which is 70% of its hypothetical Initial Value
*The hypothetical Initial Values and Downside Thresholds do not represent the actual Initial Values and Downside Thresholds, respectively, applicable to the Underlyings. The actual, Initial Values and Downside Thresholds are specified on the cover page of this pricing supplement. All payments on the Notes are subject to issuer and Guarantor credit risk.
Example 1 — Notes are called by us in our sole discretion on the third Coupon Payment Date (which is also the first Call Date).
Date	Payment (per Note)
First Coupon Payment Date	$0.08017 (Coupon Payment — Not callable)
Second Coupon Payment Date	$0.08017 (Coupon Payment — Not callable)
Third Coupon Payment Date (First Call Date)	$10.08017 (Stated Principal Amount plus Coupon Payment — Notes are called)
Total Payment:	$10.24051 (2.4051% total return)
A Coupon Payment is paid on each of the first and second Coupon Payment Dates. Since the Notes are called by us in our sole discretion on the third Coupon Payment Date, which is also the first Call Date, we will pay you a total of $10.08017 per Note (equal to the Stated Principal Amount plus the Coupon Payment) on that Call Date. When added to the $0.16034 in Coupon Payments received in respect of the first two Coupon Payment Dates, you would have been paid a total of $10.24051 per Note, representing a 2.4051% total return on the Notes over the approximately three months the Notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the Notes.
Example 2 — Notes are NOT called prior to the Maturity Date and the Final Value of the Least Performing Underlying on the Final Observation Date is at or above its Downside Threshold.
Date	Final Value on the Final Observation Date		Payment (per Note)
	Invesco S&P 500® Equal Weight ETF	Invesco QQQ TrustSM, Series 1
First Coupon Payment Date	N/A	N/A	$0.08017 (Coupon Payment — Not callable)
Second Coupon Payment Date	N/A	N/A	$0.08017 (Coupon Payment — Not callable)
Third to Fourteenth Coupon Payment Dates	N/A	N/A	$0.08017 (Coupon Payment on each Coupon Payment Date—Notes are not called)
Final Observation Date	99.00 (at or above Downside Threshold)	85.00 (at or above Downside Threshold)*	$10.08017 (Stated Principal Amount plus the Final Coupon Payment)
Total Payment:			$11.20255 (12.0255% total return)
* Represents Least Performing Underlying
A Coupon Payment is paid on each of the first fourteen Coupon Payment Dates, but the Notes are not called prior to maturity. On the Final Observation Date, the Final Value of the Least Performing Underlying closes above its Downside Threshold. At maturity, we will pay you

$10.08017 per Note (equal to the Stated Principal Amount plus the final Coupon Payment). When added to the Coupon Payments of $1.12238 received in respect of the first fourteen Coupon Payment Dates, you would have been paid a total of $11.20255 per Note, representing a 12.0255% total return on the Notes over fifteen months.
Example 3 — Notes are NOT called prior to the Maturity Date and the Final Value of the Least Performing Underlying on the Final Observation Date is below its Downside Threshold.
Date	Final Value on the Final Observation Date		Payment (per Note)
	Invesco S&P 500® Equal Weight ETF	Invesco QQQ TrustSM, Series 1
First Coupon Payment Date	N/A	N/A	$0.08017 (Coupon Payment — Not callable)
Second Coupon Payment Date	N/A	N/A	$0.08017 (Coupon Payment — Not callable)
Third to Fourteenth Coupon Payment Dates	N/A	N/A	$0.08017 (Coupon Payment on each Coupon Payment Date—Notes are not called)
Final Observation Date	99.00 (at or above Downside Threshold)	50.00 (below Downside Threshold)*	$10.00 × [1 + Underlying Return of the Least Performing Underlying] = $10.00 × [1 + -50.00%] = $10.00 × 0.50 = $5.00 $5.00+$0.08017 = $5.08017 (Payment at Maturity)
Total Payment:			$6.20255 (-37.9745% total return)
* Represents Least Performing Underlying
A Coupon Payment is paid on each of the first fourteen Coupon Payment Dates, but the Notes are not called. On the Final Observation Date, the Least Performing Underlying closes below its Downside Threshold. At maturity, investors are exposed to the proportionate downside performance of the Least Performing Underlying and you will receive $5.00 per Note, which reflects the percentage decrease of the price of the Least Performing Underlying from the Trade Date to the Final Observation Date, plus the final Coupon Payment of $0.08017, for a Payment at Maturity of $5.08017. When added to the $1.12238 in Coupon Payments received in respect of the first fourteen Coupon Payment Dates, you would have been paid a total of $6.20255 per Note, representing a -37.9745% return over fifteen months.

The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by  Invesco Capital Management LLC (“Invesco”), the investment advisor of each of the RSP and the QQQ. We refer to Invesco as the “Investment Advisor.” The Investment Advisor, which licenses the copyright and all other rights to the Underlyings, has no obligation to continue to publish, and may discontinue publication of, the respective Underlyings. The consequences of an Investment Advisor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs—Discontinuance of an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of either Underlyings or any successor underlying.
None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlyings.
You should make your own investigation into the Underlyings.
The Invesco S&P 500® Equal Weight ETF
The shares of the RSP are issued by Invesco Exchange-Traded Fund Trust (the “Invesco Trust”), a registered investment company. Invesco Capital Management LLC is currently the investment adviser to the RSP. The RSP seeks investment results that correspond generally to the performance, before fees and expenses, of the of the S&P 500® Equal Weight Index (“SPW”). The SPW is an equal-weighted version of the S&P 500® Index (“SPX”). The RSP is the successor to the investment performance of the Guggenheim S&P 500® Equal Weight ETF (the “Predecessor Fund”) as a result of the reorganization of the Predecessor Fund into the RSP, which was consummated after the close of business on April 6, 2018. The Invesco S&P 500® Equal Weight ETF trades on the NYSE Arca under the ticker symbol “RSP.”
Investment Approach
The RSP uses an “indexing” investment approach to seek to track the investment results, before fees and expenses, of the SPW. The RSP employs a “full replication” methodology in seeking to track the SPW, meaning that it generally invests in all of the securities comprising the SPW in proportion to their weightings in the SPW. The RSP will generally invest at least 90% of its total assets in the securities that comprise the SPW. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the RSP may purchase a sample of securities in the SPW. A “sampling” methodology means that Invesco uses quantitative analysis to select securities from the SPW universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the SPW in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the RSP on a number of factors, including asset size of the RSP, and generally expects the RSP to hold less than the total number of securities in the SPW.
The RSP’s return may not match the return of the SPW for a number of reasons. For example, the RSP incurs operating expenses not applicable to the SPW and incurs costs in buying and selling securities, especially when rebalancing the RSP’s securities holdings to reflect changes in the composition of the SPW. In addition, the performance of the RSP and the SPW may vary due to asset valuation differences and differences between the RSP’s portfolio and the SPW resulting from legal restrictions, cost or liquidity constraints.
The S&P 500® Equal Weight Index
The SPW is the equal weight version of the SPX.
The composition of the SPW is the same as the SPX. Constituent changes are incorporated in the SPW as and when they are made in the SPX. When a company is added to the SPW in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the SPW at a price of $0.00. In that case, the company’s replacement is added to the SPW at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.
The SPW is calculated and maintained in the same manner as the SPX, except that the constituents of the SPW are equally weighted rather than weighted by float-adjusted market capitalization. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s investible weight factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.
The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. SPDJI may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

Company additions to the SPX must have an unadjusted company market capitalization of $15.8 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $14.5 billion or more).
SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect the payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Historical Performance of the RSP
The following graph sets forth the daily historical performance of the RSP in the period from January 2, 2019 through the Trade Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the RSP’s Downside Threshold of $115.09 (rounded to two decimal places), which is 70% of the RSP’s Initial Value of $164.41.
This historical data on the RSP is not necessarily indicative of the future performance of the RSP or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the RSP during any period set forth above is not an indication that the Closing Market Price of the RSP is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the RSP.

The Invesco QQQ TrustSM, Series 1
The Invesco QQQ TrustSM, Series 1 is a unit investment trust that issues securities called “trust units” or “units.” The QQQ is organized under New York law and is governed by a standard terms and conditions of trust between The Bank of New York Mellon (the “Trustee”) and NASDAQ Global Funds, the predecessor sponsor to Invesco Capital Management (the “Sponsor”) , dated and executed as of March 1, 1999, as amended (the “Terms and Conditions”). The Trustee and the Sponsor are also sponsors to a trust indenture agreement of the Trust dated as of March 4, 1999, as amended (the “Trust Agreement”).  The QQQ is an investment company registered under the Investment Company Act of 1940, as amended. The QQQ commenced operations on March 4, 1999. The units of the Invesco QQQ TrustSM, Series 1 trade on the NASDAQ Stock Market under the symbol “QQQ.”
A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of the QQQ’s underlying index, the Nasdaq-100® Index. The QQQ intends to provide investment results that, before fees and expenses, generally correspond to the price and yield performance of the Nasdaq-100® Index. The expenses of the QQQ are accrued daily and reflected in the net asset value of the QQQ. After reflecting waivers (including earnings credits as a result of uninvested cash balances of the QQQ), the QQQ currently is accruing ordinary operating expenses at an annual rate of 0.20%.
The units of the QQQ are registered under the Securities Exchange Act of 1934, as amended. Accordingly, information filed with the SEC relating to the QQQ, including its periodic financial reports, may be found on the SEC website.
Nasdaq-100® Index
The Nasdaq-100® Index (the “NDX”) is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on NASDAQ based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.
The NDX began trading on January 31, 1985 at a base value of 125.00. The NDX is calculated and published by Nasdaq, Inc. In administering the NDX, Nasdaq, Inc. will exercise reasonable discretion as it deems appropriate.
Underlying Stock Eligibility Criteria
NDX eligibility is limited to specific security types only. The security types eligible for the NDX include foreign or domestic common stocks, ordinary shares, ADRs and tracking stocks. Security types not included in the NDX are closed-end funds, convertible debt securities, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units, and other derivative securities. The NDX does not contain securities of investment companies. For purposes of the NDX eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on NASDAQ and meet the following criteria:
●
the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

●	the security must be of a non-financial company;
●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
●
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

●	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NDX;
●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
●
the issuer of the security must have “seasoned” on NASDAQ, The New York Stock Exchange or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:
●	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
●	the security must be of a non-financial company;
●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;

●
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

●
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
Computation of the NDX
The value of the NDX equals the aggregate value of the NDX share weights (the “NDX Shares”) of each of the NDX securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NDX. If trading in an NDX security is halted while the market is open, the last traded price for that security is used for all NDX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the NDX value is as follows:
The NDX is ordinarily calculated without regard to cash dividends on NDX securities. The NDX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing level of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the NDX securities. The official closing value of the NDX is ordinarily disseminated at 17:16:00 ET.
NDX Maintenance
Changes to NDX Constituents
Changes to the NDX constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an NDX security issuer no longer meets the criteria for continued inclusion in the NDX, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX that meets the applicable eligibility criteria for initial inclusion in the NDX.
Ordinarily, a security will be removed from the NDX at its last sale price. However, if at the time of its removal the NDX security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NDX security may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NDX security after the close of the market but prior to the time the official closing value of the NDX is disseminated.
Divisor Adjustments
The divisor is adjusted to ensure that changes in the NDX constituents either by corporate actions (that adjust either the price or shares of an NDX security) or NDX participation outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of the applicable index security markets.
Quarterly NDX Rebalancing
The NDX will be rebalanced on a quarterly basis if it is determined that (1) the current weight of the single NDX security with the largest market capitalization is greater than 24.0% of the NDX or (2) the collective weight of those securities whose individual current weights are in excess of 4.5% exceeds 48.0% of the NDX. In addition, a “special rebalancing” of the NDX may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NDX. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single NDX security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large securities”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NDX security reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NDX, then the weights of all  such large securities in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large securities resulting from either or both of the rebalancing steps above will then be redistributed to those securities with weightings of less than 1.0% (“small securities”) in the following manner. In the first iteration, the weight of the largest small security will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by the same factor reduced in relation to each security’s relative ranking among the small securities such that the smaller the NDX security in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.
In the second iteration of the small security rebalancing, the weight of the second largest small security, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by this same factor reduced in relation to each security’s relative ranking among the small securities such that, once again, the smaller the security in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small securities equals the aggregate weight reduction among the large securities that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each NDX security have been set, the NDX Shares will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last calendar day in February, May, August and November. Changes to the NDX Shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NDX. Ordinarily, new rebalanced NDX Shares will be determined by applying the above procedures to the current NDX Shares. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NDX from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Adjustments for Corporate Actions
Changes in the price and/or NDX Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The NDX Shares are derived from the security’s total shares outstanding. The NDX Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.
Historical Performance of the QQQ
The following graph sets forth the daily historical performance of the QQQ in the period from January 2, 2019 through the Trade Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the QQQ’s Downside Threshold of $307.15 (rounded to two decimal places), which is 70% of the QQQ’s Initial Value of $438.79.
This historical data on the QQQ is not necessarily indicative of the future performance of the QQQ or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the QQQ during any period set forth above is not an indication that the Closing Market Price of the QQQ is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the QQQ.

Correlation of the Underlyings
The graph below illustrates the daily performance of the RSP and the QQQ from January 2, 2019 through the Trade Date. For comparison purposes, each Underlying has been “normalized” to have a Closing Market Price of 100 on January 2, 2019 by dividing the Closing Market Price of that Underlying on each trading day by the Closing Market Price of that Underlying on January 2, 2019 and multiplying by 100. We obtained the Closing Market Prices used to determine the normalized Closing Market Prices set forth below from Bloomberg L.P., without independent verification.
The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and  -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).
The graph below illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction. Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its Downside Threshold on the Final Observation Date, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings may close below the respective Downside Threshold(s) on the Final Observation Date, as the Underlyings may both decrease in value. Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Coupon Rate and Downside Threshold are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Coupon Rate and lower Downside Threshold is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “You are exposed to the market risk of both Underlyings”, “Because the Notes are linked to the performance of the least performing between the RSP and the QQQ, you are exposed to greater risk of sustaining a significant loss on your investment than if the Notes were linked to just the RSP or just the QQQ” and “Greater expected volatility generally indicates an increased risk of loss” in the Risk Factors section herein.
Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will not receive an underwriting discount for any Note sold in this offering. UBS, as selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes sold in this offering for $10.00 per Note. UBS will not receive an underwriting discount for any Note sold in this offering. UBS proposes to offer the Notes to certain fee-based advisory accounts for which UBS is an investment advisor at a price of $10.00 per Note. If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
As agreed by BofAS and UBS, for approximately a three-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States. As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the Notes is permitted with regards to the following jurisdictions:
●	Australia
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao Sint Maarten
●	Gibraltar
●	Indonesia
●	Iran
●	Italy
●	Kazakhstan
●	Malaysia
●	New Zealand
●	North Korea
●	Norway
●	Russia
●	Saudi Arabia
●	Syria
●	Venezuela
You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-56 of the accompanying prospectus supplement.

European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantees are BAC’s obligations. Any payments on the Notes, including any Coupon Payments, depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlyings. The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked Notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described elsewhere in this pricing supplement, reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the Trade Date. On the cover page of this pricing supplement, we have provided the initial estimated value of the Notes as of the Trade Date.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-7 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Notes and the related guarantee, such Notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
There is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes or instruments substantially similar to the Notes.  We intend to treat the Notes for all tax purposes as a unit (a “Unit”) consisting of the following:
(i)
a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the Underlyings; and

(ii)
a deposit with us of a fixed amount of cash, equal to the issue price of the Note, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”).

Based on the treatment of each Note as a Unit consisting of the Put Option and the Deposit, it would be reasonable to allocate each Coupon Payment between the Deposit and the Put Option and treat 52% of each Coupon Payment as Deposit Interest and 48% of each Coupon Payment as Put Option premium. Under this approach, it would be reasonable to allocate 100% of the issue price of a Note to the Deposit and none to the Put Option.
No statutory, judicial or administrative authority directly addresses the proper treatment of the Notes or instruments substantially similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Sidley Austin LLP, the treatment of the Notes described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments of the notes). Unless otherwise expressly stated, the remainder of this discussion is based upon, and assumes, the treatment of each Note as a Unit consisting of the Put Option and the Deposit, as well as the allocation of the Coupon Payments and issue price of the Note described above.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of either Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code.  If the issuer of either Underlying was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of either Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
The Deposit Interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder’s regular method of tax accounting. The Put Option premium will not be included in the income of a U.S.

Holder until the sale, exchange, redemption or maturity of the Notes. Accordingly, all of the Put Option premium payments on the Notes (except for the last Put Option premium payment) generally will not be included in the income of a U.S. Holder when they are received.
If at maturity the U.S. Holder receives cash equal to the full principal amount plus the last Deposit Interest payment and the last Put Option premium payment, then such U.S. Holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the entire amount of Put Option premium, which amount is equal to the sum of all of the Put Option premium payments received.
If at maturity the U.S. Holder receives an amount of cash that is less than the full principal amount and receives the last Deposit Interest payment and the last Put Option premium payment, then such U.S. Holder (i) will include the last Deposit Interest payment in income as interest in the manner described above and (ii) will recognize long-term capital gain or loss with respect to the remaining cash received at maturity (other than the last Put Option premium payment) in an amount equal to the difference between (1) the sum of all of the Put Option premiums received (including the last Put Option premium payment) and (2) the excess of the principal amount of the Note over the amount of such cash received.
Upon a redemption of the Notes prior to maturity, a U.S. Holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the sum of all the Put Option premium payments received.
Upon a sale or exchange of a Note prior to maturity (except upon redemption of the Notes prior to maturity, which is described above), a U.S. Holder will generally recognize short-term or long-term capital gain or loss with respect to the Deposit (depending upon the U.S. Holder’s holding period for the Notes). The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Option. For purposes of determining the amount of such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange (other than amounts attributable to accrued but unpaid Deposit Interest payments, which would be taxed as described above) between the Deposit and the Put Option based upon their respective fair market values on the date of such sale or exchange. In general, the amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Option plus the total Put Option premiums previously received by the U.S. Holder should be treated as short-term capital gain. Notwithstanding the foregoing, if the fair market value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange (other than amounts attributable to accrued but unpaid Deposit Interest payments), the U.S. Holder should be treated as having (i) sold or exchanged the Deposit for an amount equal to its fair market value on such date and (ii) made a payment (the “Put Option Assumption Payment”) equal to the amount of such excess in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Option.  In such event, the U.S. Holder should recognize short-term capital gain or loss in respect of the Put Option in an amount equal to the difference between the total Put Option premiums previously received by the U.S. Holder and the Put Option Assumption Payment.
Possible Application of Section 1260 of the Code. Since the Underlyings are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement  (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).
If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange, or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S.

Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.  Alternatively, under an alternative characterization of the Notes as income-bearing single financial contracts, the entire Coupon Payments could be required to be included in income as ordinary income by a U.S. holder at the time received accrued. Other alternative characterizations are possible and prospective investors should consult with their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes.
The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Non-U.S. Holders
Assuming the treatment of the Notes as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and the discussions in the accompanying prospectus regarding FATCA, Coupon Payments with respect to a Note, and gain realized on the sale, exchange or redemption of such Note, should not be subject to U.S. federal income or withholding tax under current law, provided that:
●	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
●	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
●	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code;
●	the certification requirement described below has been fulfilled with respect to the beneficial owner; and
●	and the payment is not effectively connected with the conduct by the Non-U.S. Holder of U.S. trade or business.
Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding a Note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.
Alternative Tax Treatments. As described above under “— U.S. Holders — Alternative Tax Treatments,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a Note under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the Notes.
Moreover, among the issues addressed in the Notice described in “— U.S. Holders — Alternative Tax Treatments” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Notes, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including the possible implications of the Notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion regarding FATCA in the accompanying prospectus). However, in the event of a change of law or any formal or informal guidance by the IRS, the Treasury or Congress, we (or the applicable paying agent) may decide to withhold on payments made with  respect to the Notes to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.